Exhibit 1.2

UNIT PURCHASE AGREEMENT

                    , 2014

Carlyle Holdings I GP Sub L.L.C.

Carlyle Holdings II Sub L.L.C.

Carlyle Holdings III GP Sub L.L.C.

c/o The Carlyle Group

1001 Pennsylvania Avenue, N.W.

Suite 220 South

Washington, D.C. 20004

Ladies and Gentlemen:

Subject to the terms and conditions stated in this Unit Purchase Agreement (this “Agreement”), each limited partner of Carlyle Holdings I L.P., a Delaware limited partnership (“Carlyle Holdings I”), Carlyle Holdings II L.P., a Quebec limited partnership (“Carlyle Holdings II”) and Carlyle Holdings III L.P., a Quebec limited partnership (“Carlyle Holdings III” and, together with Carlyle Holdings I and Carlyle Holdings II, the “Holdings Partnerships”) identified on Schedule I hereto (each a “Selling Unitholder” and, collectively, the “Selling Unitholders”) hereby agrees to sell:

(i) to Carlyle Holdings I GP Sub L.L.C., a Delaware limited liability company (the “Holdings I GP”) and the Holdings I GP hereby agrees to purchase from each Selling Unitholder, the number of units representing limited partner interests in Holdings I (“Holdings I Units”) set forth opposite such Selling Unitholder’s name in Schedule I hereto;

(ii) to Carlyle Holdings II Sub L.L.C., a Delaware limited liability company (the “Subsidiary Company”) and Subsidiary Company hereby agrees to purchase from each Selling Unitholder, the number of units representing limited partner interests in Holdings II (“Holdings II Units”) set forth opposite such Selling Unitholder’s name in Schedule I hereto; and

(iii) to Carlyle Holdings III GP Sub L.L.C., a Delaware limited liability company (the “Holdings III GP” and, together with Holdings I GP and Subsidiary Company, the “Carlyle Parties”) and the Holdings III GP hereby agrees to purchase from each Selling Unitholder, the number of units representing limited partner interests in Holdings III (“Holdings III Units”; a “Carlyle Holdings Unit” means, collectively, one Holdings I Unit, one Holdings II Unit and one Holdings III Unit) set forth opposite such Selling Unitholder’s name in Schedule I hereto.

(the Carlyle Holdings Units referred to in clauses (i) through (iii) above, the “Firm Holdings Units”).

In addition, each Selling Unitholder hereby agrees to sell to the applicable Carlyle Parties and the applicable Carlyle Parties hereby agree to purchase from the Selling Unitholders, certain additional Carlyle Holdings Units (the “Additional Holdings Units” and, together with the Firm Holdings Units, the “Subject Holdings Units”) on the terms and subject to the conditions, set forth in Section 4 hereof.

1. Representations and Warranties of the Carlyle Parties. Each of the Carlyle Parties hereby represents and warrants to, and agrees with, the Selling Unitholders, as of the date hereof and as of the date of any delivery of Subject Holdings Units pursuant to this Agreement that:

(a) Each Carlyle Party has full right, power and authority to execute and deliver this Agreement and to perform its obligations hereunder and all action required to be taken for the due and proper authorization, execution and delivery by it of this Agreement and the consummation of the transactions contemplated hereby has been duly and validly taken, and the execution, delivery and performance of this Agreement and consummation of the transactions contemplated hereby will not result in any violation of the provisions of its respective certificate of formation, certificate of limited partnership, limited liability company agreement, limited partnership agreement or similar organizational document, each as amended or restated.

(b) No consent, approval, authorization, filing, order, registration or qualification of or with any court or governmental agency or body is required in connection with the transactions contemplated herein that has not been obtained and is in full force and effect.

2. Representations and Warranties of the Selling Unitholders. Each Selling Unitholder represents and warrants to, and agrees with, each Carlyle Party, as of the date hereof and as of the date of any delivery of Subject Holdings Units pursuant to this Agreement that:

(a) To the extent applicable, such Selling Unitholder has full right, power and authority to execute and deliver this Agreement and to perform its obligations hereunder and all action required to be taken for the due and proper authorization, execution and delivery by it of this Agreement and the consummation of the transactions contemplated hereby has been duly and validly taken, and the execution, delivery and performance of this Agreement and consummation of the transactions contemplated hereby will not result in any violation of the provisions of its certificate of limited partnership, limited partnership agreement, trust agreement or similar organizational document of such Selling Unitholder, each as amended or restated.

(b) Such Selling Unitholder is the sole record owner of the Subject Holdings Units to be sold by it hereunder, free and clear of all liens, encumbrances, equities and claims, and such Selling Unitholder has sole authority to sell, transfer or otherwise dispose of such Subject Holdings Units.

(c) No consent, approval, authorization, filing, order, registration or qualification of or with any court or governmental agency or body or any other person or entity is required for the sale of the Subject Holdings Units by such Selling Unitholder as contemplated by this Agreement.

(d) none of such Selling Unitholder, such Selling Unitholder’s spouse, if applicable, or any an entity disregarded as an entity separate from such Selling Unitholder or such Selling Unitholder’s spouse for United States federal income tax purposes holds any common units (“Common Units”) representing limited partner interests in The Carlyle Group

L.P., a Delaware limited partnership (the “Partnership”) or will acquire any Common Units from the date hereof through the consummation of the last sale of the Subject Holdings Units pursuant to this Agreement.

3. Purchase and Sale of Firm Holdings Units. Subject to the terms and conditions and in reliance upon the representations and warranties herein set forth, each Selling Unitholder hereby agrees to sell to the applicable Carlyle Parties, and the applicable Carlyle Parties hereby agree to purchase from such Selling Unitholder, the number of Firm Holdings Units set forth opposite such Selling Unitholder’s name in Schedule I hereto, and each Carlyle Party agrees that the purchase price for each Firm Holdings Unit shall be $                    (such price being the price per Common Unit paid by the underwriters pursuant to the Underwriting Agreement dated on or about the date hereof (the “Underwriting Agreement”) among the Partnership, the Holdings Partnerships, Carlyle Group Management L.L.C., a Delaware limited liability company (the “General Partner”) and the several underwriters party thereto (the “Underwriters” in connection with the underwritten public offering of Common Units by the Partnership (the “Offering”)). For the avoidance of doubt, the Carlyle Parties, or any one of them, in their or such Carlyle Party’s sole discretion, shall determine the respective allocation of such purchase price attributable to Holdings I Units, Holdings II Units and Holdings III Units.

4. Purchase and Sale of Additional Holdings Units. In the event that the Underwriters exercise in full their option set forth in the Underwriting Agreement to purchase additional Common Units from the Partnership and subject to the terms and conditions and in reliance upon the representations and warranties herein set forth, each Selling Unitholder hereby agrees to sell to the applicable Carlyle Parties, and the applicable Carlyle Parties hereby agree to purchase from each Selling Unitholder, the number of Additional Holdings Units, if any, set forth opposite such Selling Unitholder’s name in Schedule I hereto, at the per unit purchase price set forth in the preceding Section 3. In the event that the Underwriters exercise in part their option set forth in the Underwriting Agreement to purchase additional Common Units from the Partnership and subject to the terms and conditions and in reliance upon the representations and warranties herein set forth, each Selling Unitholder hereby agrees to sell to the applicable Carlyle Parties, and the applicable Carlyle Parties hereby agree to purchase from each Selling Unitholder, such number of Additional Holdings Units as is determined in accordance with such procedures as the General Partner or its officers shall determine.

5. Delivery and Payment.

(a) Delivery of the Firm Holdings Units shall be made on the Closing Date (as such term is defined in the Underwriting Agreement) to the applicable Carlyle Party at the offices of the applicable Carlyle Party (or at such other place mutually agreed upon by the parties). Payment for the Firm Holdings Units shall be made promptly (and in any event not later than five business days) following the delivery of the Firm Holdings Units.

(b) Any delivery of the Additional Holdings Units shall be made on the applicable Additional Closing Date (as such term is defined in the Underwriting Agreement) to the applicable Carlyle Party at the offices of the applicable Carlyle Party (or at such other place mutually agreed upon by the parties). Any payment for such Additional Holdings Units shall be made promptly (and in any event not later than five business days) following the delivery of such Additional Holdings Units.

(c) Each Selling Unitholder will pay all applicable transfer taxes, if any, involved in the transfer to the applicable Carlyle Party of the Subject Holdings Units to be purchased by it from such Selling Unitholder.

(d) Each Selling Unitholder hereby irrevocably constitutes and appoints each officer, employee and agent of any Carlyle Party, the General Partner, or the Holdings Partnerships, with full power of substitution in the premises, to transfer the Subject Holdings Units being sold by such Selling Unitholder on the books of the Holdings Partnerships. This power of attorney is coupled with an interest.

6. Conditions to the Obligations of the Carlyle Parties. The respective obligations of each Carlyle Party to purchase the Subject Holdings Units from the Selling Unitholders shall be subject to the satisfaction (or waiver by the Carlyle Parties) of the following conditions precedent: (i) the accuracy of the representations and warranties of the Selling Unitholders contained herein as of (x) the date hereof and (y) the date of any delivery of Subject Holdings Units pursuant to this Agreement, (ii) the performance by the Selling Unitholders of their obligations hereunder and (iii) in the case of the purchase of the Firm Holdings Units, the occurrence of the Closing Date, or in the case of the purchase of Additional Holdings Units, the occurrence of the applicable Additional Closing Date.

7. Notices. All communications hereunder will be in writing and effective only on receipt, and, if sent to any Carlyle Party, will be mailed, delivered or telefaxed to (202) 729-5325; Attention: General Counsel and confirmed to it at c/o The Carlyle Group, 1001 Pennsylvania Avenue, NW, Washington, District of Columbia 20004; Attention: General Counsel or if sent to any Selling Unitholder, will be mailed, delivered or telefaxed to the respective telefax number and address of suchSelling Unitholder as set forth in the records of the Holdings Partnerships.

8. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

9. Counterparts. This Agreement may be signed in one or more counterparts, each of which shall constitute an original and all of which together shall constitute one and the same agreement.

10. Schedules. Each Selling Unitholder (other than those who are the principal executive or principal financial officers of the General Partner and those who are authorized to do so by such officers) (A) shall only be entitled to receive and review the Schedule(s) (or portions thereof) to this Agreement relating to such Selling Unitholder and (B) shall not be entitled to receive or review the Schedule(s) (or any portion thereof) relating to any other Selling Unitholder.

11. Headings. The section headings used herein are for convenience only and shall not affect the construction hereof.

If the foregoing is in accordance with your understanding of our agreement, please sign and return to us the enclosed duplicate hereof, whereupon this letter and your acceptance shall represent a binding agreement among the Carlyle Parties and the Selling Unitholders.

Very truly yours,

By:
Name:
Title:	As Attorney-in-fact of the Selling Unitholder listed in Schedule I hereto

The foregoing Agreement is hereby confirmed and accepted as of thedate first above written.

CARLYLE HOLDINGS I GP SUB L.L.C.

	By:	Carlyle Holdings I GP Inc., its sole member

By:
Name:
Title:

CARLYLE HOLDINGS II SUB L.L.C.

By:	The Carlyle Group L.P., its managing member

	By:	Carlyle Group Management L.L.C., its general partner

By:
Name:
Title:

CARLYLE HOLDINGS III GP SUB L.L.C.

By:	Carlyle Holdings III GP L.P., its sole member

	By:	Carlyle Holdings III GP Management
L.L.C., its general partner

		By:	The Carlyle Group L.P., its sole member

			By:	Carlyle Group Management L.L.C., its general partner

By:
Name:
Title: